Aoxin Tianli Group, Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

- Revenues grew 40% to a record level of $14.51 million for the fourth quarter of 2014

- Both gross margin and net income reached their highest levels in more than three years

- The newly acquired subsidiaries, Hang-ao and OV Orange, contributed $3.31 million, or 23% of total revenues in the fourth quarter of 2014

WUHAN CITY, China, March 18, 2015 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming, manufacture and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions, today announced its financial results for the fourth quarter and year ended December 31, 2014. The results include contributions from the Hang-ao and OV Orange, newly acquired subsidiaries of the Company, only from their dates of acquisition, July 15, 2014 and August 26, 2014, respectively.

Mr. Ping Wang, Chairman and Chief Executive Officer of Aoxin Tianli Group, Inc., commented, "We are very pleased to end 2014 on a high note. During the fourth quarter of 2014, we grew our revenues by 40% compared to the fourth quarter of 2013, to a record level of $14.51 million, thanks to the solid contributions from the newly acquired Hang-ao and OV Orange subsidiaries which generated $3.31 million in revenues, or 23% of total revenues for the quarter. Both gross margin and net income also reached their highest levels in more than three years during the fourth quarter, capping a tremendous year for Aoxin Tianli."

Mr. Wang continued: "2014 was truly a transformational year for Aoxin Tianli as we: 1) orchestrated a smooth leadership transition; 2) initiated a New Strategic Plan to transform the Company from a single revenue stream – hog farming to a well – diversified company through targeted investments and acquisitions in selected high-growth industries; 3) completed 5 rounds of private placements that raised $33.8 million; and 4) added two new lines of businesses with the acquisition of Hang-ao and OV Orange."

"We remain steadfast in carrying out our New Strategic Plan and we firmly believe that our much strengthened balance sheet and diversified business platform position us well for further growth in 2015 and beyond," concluded Mr. Wang.

Fourth Quarter 2014 Financial Results:

	For the Three Months Ended December 31,
($ thousands, except per share data)	2014	2013	% Change
Revenues	$14,515	$10,393	39.7%
Hog farming	10,747	10,089	6.5%
Retail	456	304	50.3%
Emerging business	3,312	-	NA
Gross margin	23.6%	15.3%	8.3%
Operating margin	13.1%	1.1%	12.0%
Net income (losses) for common shareholders	1,950	(1,219)	NM
Diluted earnings (losses) per share	0.07	(0.09)	NM

Revenues

	For the Three Months Ended December 31,
	2014			2013
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	7,101	$267	$1,893	7,626	$281	$2,143
Market hogs- regular hogs	20,203	208	4,200	23,108	231	5,349
Market hogs- black hogs	19,283	241	4,653	10,790	241	2,597
Total Hog Farming	46,587	231	10,747	41,524	243	10,089

	Kilograms	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	131,312	$3	$456	121,806	$2	$304

Revenues for the fourth quarter of 2014 increased by $4.12 million, or approximately 40%, to a record level of $14.51 million from $10.39 million for the same period of 2013. This increase was primarily attributable to sales from newly acquired Hang-ao and OV Orange, increases in sales of black hogs and retail sales of specialty black hog pork products, partially offset by reduced sales of regular breeder and market hogs. Revenues for the fourth quarter of 2014 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, increased by approximately 7% to $10.75 million from $10.09 million for the same period of last year. The Company sold a total of 46,587 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $231 per hog during the fourth quarter of 2014, compared to 41,524 hogs sold and a blended average selling price of $243 per hog for the same period of 2013. Revenues for the fourth quarter of 2014 from regular breeder hog sales decreased by 12% to $1.89 million with the number of regular breeder hogs sold decreasing 7% to 7,101 hogs and the average selling price of regular breeder hogs decreasing 5% to $267 per hog. Revenues for the fourth quarter of 2014 from regular market hog sales decreased by approximately 21% to $4.20 million as the number of regular market hogs sold declined 13% to 20,203 hogs and the average selling price of regular market hogs decreased 10% to $208 per hog. The decline in sales of regular breeder and market hogs was mainly due to the shutdown of our Farm 8 early this year, which reduced our capacity, as well as lack of market demand in light of weakening economic fundamentals and the government's continuing crackdown on corruption and excess spending. However, sales of black hogs continued to grow, increasing 79% to $4.65 million with the number of black hogs sold increasing 79% to 19,283 hogs while the average selling price of black hogs was essentially unchanged at $241 per hog.

We sold 131,312 kilograms of specialty black hog pork products through retail at approximately $3 per kilogram, generating revenues of $0.46 million for the fourth quarter of 2014. This compared to 121,806 kilograms sold at approximately $2 per kilogram and revenues of $0.30 million for the same period of last year. This growth, combined with the sales of black breeder and market hogs, led to $5.11 million in revenues from our black hog program. Our black hog specialty pork product portfolio includes fresh pork meat sold to supermarkets and meat shops, hotels and restaurants and various vacuumed pork meats sold in gift boxes or portable thermo coolers.

Revenues for the emerging business, which include sales from our newly acquired subsidiaries, Hang-ao and OV Orange, were $3.31 million, accounting for approximately 23% of total revenues.

Gross profit

Cost of goods sold increased $2.29 million, or 26%, to $11.09 million for the fourth quarter of 2014 from $8.80 million for the same period of last year. The increase in overall cost of goods sold was mainly related to the newly acquired emerging business and growth in the black hog program, partially offset by reductions in feed cost. Cost of goods sold related to hog farming, retail, and emerging business were $8.97 million, $0.40 million, and $1.72 million for the fourth quarter of 2014, compared to $8.60 million and $0.20 million, for hog farming and retail for the same period of last year, respectively. As the emerging businesses were not acquired until the third quarter of 2014, there is no comparable cost to report for 2013.

Overall gross profit for the fourth quarter of 2014 reached its highest level since the fourth quarter of 2011, $3.42 million, compared to $1.59 million for the same period of last year. The increase in overall gross profit was mainly due to contributions from the emerging business which generally operate at higher margins than hog farming, partially offset by declines in sales from regular breeder and market hogs. Overall gross margin was 23.6%, with gross margins for hog farming, retail and emerging business 17%, 12%, and 48%, respectively, for the fourth quarter of 2014. This compared to overall gross margin of 15.3%, and gross margins for hog farming and retail of 15% and 26%, respectively, for the same period of last year. For the hog farming business, gross margins for regular breeder hogs, regular market hogs, and black hogs were 39%, 18% and 5% for the fourth quarter of 2014, as compared to 29%, 15%, and 7%, for the same period of last year, respectively. For the emerging business, gross margin from the sale of electro-hydraulic servo devices by Hang-ao was 39%, while gross margin from the sale of optical fiber products by OV Orange was 62% for the fourth quarter of 2014.

Operating profit

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $0.05 million, or 3%, to $1.53 million for the fourth quarter of 2014.

Operating profit for the fourth quarter of 2014 increased by $1.79 million to $1.90 million. Operating margin for the fourth quarter of 2014 was 13.1%, compared to 1.1% for the same period of last year.

Net income

Net Income for the fourth quarter of 2014 was $2.02 million, compared to net loss of $1.54 million for the same period of last year. The improvement in net income was primarily the result of our new acquisitions which contributed approximately $1.0 million in net income for the fourth quarter of 2014, partially offset by continued weakness in sales of regular breeder and market hogs. After allocating net income attributable to non-controlling interests, net income attributable to common shareholders for the fourth quarter of 2014 was $1.95 million, or $0.07 per diluted share. This compared to net loss attributable to common shareholders of $1.22 million, or net loss of $0.09 per diluted share, for the fourth quarter of 2013.

Fiscal Year 2014 Financial Results:

	For the Twelve Months Ended December 31,
($ thousands, except per share data)	2014	2013	% Change
Revenues	$43,752	$33,351	31.2%
Hog farming	37,202	32,807	13.4%
Retail	1,331	544	144.7%
Emerging business	5,219	-	NA
Gross margin	18.5%	9.1%	9.5%
Operating (loss) margin	8.0%	(2.3%)	NM
Net income (loss) for common shareholders	4,683	(2,044)	NM
Diluted earnings (losses) per share	0.21	(0.18)	NM

Revenues

	For the Twelve Months Ended December 31,
	2014			2013
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	28,234	$264	$7,468	30,639	$273	$8,373
Market hogs- regular hogs	83,695	196	16,428	88,523	206	18,229
Market hogs- black hogs	58,463	228	13,307	28,003	222	6,205
Total Hog Farming	170,392	218	37,203	147,165	223	32,807

	Kilograms	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	313,114	$4	$1,331	180,517	$3	$544

Revenues for the twelve months ended December 31, 2014 increased $10.40 million, or approximately 31%, to $43.75 million from $33.35 million for all of 2013. This increase was attributable to increased sales from both hog farming and retail sales of specialty black hog products, as well as the sales contribution from Hang-ao and OV Orange, subsidiaries acquired on July 15 and August 26, 2014, respectively. Revenues for the year 2014 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, increased by approximately 13% to $37.20 million from $32.81 million for 2013. The Company sold a total of 170,392 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $218 per hog during 2014, compared to 147,165 hogs sold and a blended average selling price of $223 for 2013. Revenues for 2014 from regular breeder hog sales decreased by 11% to $7.47 million with the number of regular breeder hogs sold decreasing 8% to 28,234 hogs and the average selling price of regular breeder hogs decreasing 3% to $264. Revenues for 2014 from regular market hog sales decreased by approximately 10% to $16.43 million as the number of regular market hogs sold declined approximately 5% to 83,695 hogs and the average selling price of regular market hogs decreased 5% to $196. The decline in sales of regular breeder and market hogs was mainly due to the shutdown of our Farm 8 early in 2014, which reduced our capacity, as well as lack of market demand in light of weakening economic fundamentals and the government's continuing crackdown on corruption and excess spending. Revenues for the 2014 from black hog sales increased by 114% to $13.31 million as the number of black hogs sold increased by 109% to 58,463 hogs and the average selling price of black hogs increased by 3% to $228.

During 2014 we sold 313,114 kilograms of specialty black hog pork products through retail at approximately $4 per kilogram, generating revenues of $1.33 million. This compared to 180,517 kilograms sold at approximately $3 per kilogram and revenues of $0.54 million for 2013. This, combined with the sales of black hogs as breeder and market hogs, led to $14.64 million in revenues from our black hog program.

Revenues for the emerging business were $5.22 million, accounting for approximately 12% of total revenues for the twelve months ended December 31, 2014. Hang-ao, which we acquired on July 15, 2014, contributed revenues of $3.58 million. OV Orange, which we acquired on August 26, 2014, generated revenues of $1.64 million.

Gross profit

Cost of goods sold increased by $5.31 million, or 18%, to $35.64 million for 2014 from $30.33 million for 2013. The increase in overall cost of goods sold was mainly related to the newly acquired emerging businesses and the black hog program, partially offset by reductions in feed costs. Cost of goods sold related to hog farming, retail, and emerging business were $31.89 million, $1.03 million, and $2.72 million for 2014, compared, in the case of hog farming and retail to $29.92 million, $0.41 million for 2013, respectively.

Overall gross profit for 2014, increased by $5.09 million, or 168%, to $8.11 million from $3.02 million for 2013. The increase in overall gross profit was mainly due to contributions from the emerging business and growth of the black hog program, partially offset by declines in sales from regular breeder and market hogs. Overall gross margin was 18.5%, with gross margins for hog farming, retail and emerging business of 14%, 22%, and 48%, respectively, for the year 2014. This compared to overall gross margin of 9.1%, and gross margins for hog farming and retail of 9% and 24%, respectively, for the year 2013. For the hog farming business, gross margins for regular breeder hogs, regular market hogs, and black hogs were 37%, 10% and 7% for 2014, compared to 20%, -2%, and 1%, for 2013, respectively. For the emerging businesses, gross margin from the sales of electro-hydraulic servo devices by Hang-ao was 40%, while gross margin from the sales of optical fiber products by OV Orange was 65% during the periods in 2014 in which they were part of our Company.

Operating profit (loss)

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $0.81 million, or 21%, to $4.61 million for 2014. The increase was primarily the result of the expenses associated with Hang-ao and OV Orange, our newly acquired subsidiaries.

Operating profit for the year 2014 was $3.50 million, compared to an operating loss of $0.78 million for 2013. Operating margin for 2014 was 8.0%, compared to operating loss margin of 2.3% for 2013.

Net income (loss)

Net Income for the year 2014 was $4.71 million, compared to net loss of $2.68 million for 2013. The improvement in net income was primarily the result of $2.2 million in net income contributed by Hang-ao and OV Orange, our newly acquired subsidiaries, $0.99 million in relocation compensation from the Chinese government for the mandatory shutdown of Farm 8, $0.32 million in gain from the sales of Sanqiang and Optical Networking, subsidiaries of Hang-ao and OV Orange, as well as increased contribution from hog farming. Both Hang-ao and OV Orange have met their 2014 net income requirements as prescribed by their earn-out provisions in their respective Stock Purchase Agreements.

After allocating net income attributable to non-controlling interests, net income attributable to common shareholders for the year 2014 was $4.68 million, or $0.21 per diluted share. This compared to net loss attributable to common shareholders of $2.04 million, or net loss of $0.18 per diluted share, for 2013.

Financial Position

As of December 31, 2014, the Company had cash and cash equivalents of $39.12 million, compared to $10.09 million at the end of 2013. Working capital as of December 31, 2014 was $47.52 million as compared to $14.95 million at December 31, 2013, thanks to $33.8 million of capital contributions from the private placements concluded during the year 2014 and net cash provided by operating activities of $12.00 million during, 2014, compared to net cash used in operating activities of $0.11 million during 2013.

Recent Developments

On January 22, 2015, Wuhan OV Orange Technology Co., Ltd. ("OV Orange"), a 95% owned subsidiary of the Company and an emerging leader in delivering next-generation optical fiber hardware and software solutions for the security and protection industry, announced that it unveiled its "Mini O" smart home security system at Intersec 2015 which took place January 18-20, 2015 in Dubai, United Arab Emirates.

On December 2, 2014, the Company announced the completion of an $11.04 million private placement of its common stock to four PRC citizens. The Company issued 4.6 million shares of its common stock to the Investors for aggregate consideration of $11.04 million, or $2.40 per share. The offering price represented an approximately 9% premium over the closing price of $2.20 on November 24, 2014. Upon completion of the Offering, the Company had 32,363,000 common shares outstanding, of which the Investors own approximately 14.2%. As a condition of the Offering, the Investors agreed not to sell the Shares for 9 months and thereafter at not less than $2.40 per share.

In November 2014, OV Orange sold to Mr. Deming Liu and Hubei Aoxin Science & Technology Group Co. Ltd., a company whose Chairman and principal shareholder is Ping Wang, the Company's Chairman and CEO, 100% of the equity of Wuhan Orange Optical Networking Technology Development Co., Ltd., a subsidiary of OV Orange, for RMB 1,000,000 or $161,030.

On October 31, 2014, the Company held its 2014 Annual Meeting of Shareholders, at which Mr. Anthony S. Chan was re-elected as a Class I director and a 2014 Share Incentive Plan was approved by shareholders.

Within November 2014 the Company sold to Mr. Fawei Qiu, who held 12% of the equity of Hang-ao, 100% of the equity of Beijing Sanqiang Tongwei Electromechanical Hydraulic Technology Development Co., Ltd., a subsidiary of Hang-ao, for RMB 24 million or $3.9 million.

Earnings Conference Call

Aoxin Tianli will host an earnings conference call and live webcast covering its fiscal year 2014 and fourth quarter 2014 financial results at 8:00 a.m. EDT on March 19, 2015, which is 8:00 p.m. in Beijing on March 19, 2015. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "AoxinTianli / ABAC".

Conference Call

Date:	Thursday, March 19, 2015
Time:	8:00 am EDT, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	AoxinTianli / ABAC
Webcast Link:	http://services.choruscall.com/links/abac150319.html

For those unable to participate, an audio replay of the presentation will be available beginning approximately one hour after the end of the live call through April 4, 2015. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10062392.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with businesses in hog farming, manufacturing and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new materials and new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$39,123,869	$10,087,694
Notes receivable	16,291	-
Accounts receivable, net	2,237,794	256,607
Accounts receivable - related party	19,875	-
Inventories	11,015,763	11,484,786
Advances to suppliers	1,051,259	1,612,492
Prepaid expenses	238,875	204,106
Other receivables, net	241,666	1,181,078
Loan receivable - related party	1,629,062	-
Due from related party	78,195	-
Total Current Assets	55,652,649	24,826,763

Long-term prepaid expenses, net	2,832,996	1,606,188
Plant and equipment, net	36,525,169	23,185,732
Construction in progress	710,128	50,897
Biological assets, net	2,036,823	3,276,840
Intangible assets, net	5,795,759	1,480,631

Total Assets	$103,553,524	$54,427,051

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$2,411,012	$6,382,561
Accounts payable and accrued payables	1,506,703	48,896
Advances from customers	83,304	-
Advances from customers - related party	58,451	-
Deferred income	260,058	-
Special payables	182,488	-
Other payables	2,991,109	3,309,246
Other payable - related party	180,457	-
Due to related party	455,232	139,430
Total Current Liabilities	8,128,814	9,880,133

Stockholders' Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized,
32,373,000 and 13,964,000 shares issued and outstanding as of
December 31, 2014 and 2013, respectively)	32,373	13,964
Additional paid in capital	63,022,184	18,094,200
Statutory surplus reserves	2,532,813	2,416,647
Retained earnings	24,105,472	19,538,507
Accumulated other comprehensive income	4,079,896	4,046,055
Stockholders' Equity - Aoxin Tianli Group Inc. and Subsidiaries	93,772,738	44,109,373
Noncontrolling interest	1,651,972	437,545
Total Stockholders' Equity	95,424,710	44,546,918
Total Liabilities and Stockholders' Equity	$103,553,524	$54,427,051

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2014	2013

Revenues	$42,265,741	$33,350,942
Revenues - related party	1,486,501	-
	43,752,242	33,350,942
Cost of goods sold	35,643,944	30,330,010
Gross profit	8,108,298	3,020,932

Operating expenses:
General and administrative expenses	3,731,805	3,236,401
Selling expenses	873,286	563,415
Total operating expenses	4,605,091	3,799,816

Income (loss) from operations	3,503,207	(778,884)

Other income (expense):
Interest expense	(433,545)	(338,688)
Subsidy income	504,835	107,584
Impairment loss from Farm 8 shutdown	-	(1,490,034)
Impairment loss from construction in progress	-	(38,769)
Replacement compensation	987,459	-
Other income, net	88,905	(145,672)
Total other incomes (expenses)	1,147,654	(1,905,579)

Income (loss) before income taxes	4,650,861	(2,684,463)

Income taxes	255,168	-
Net income (loss) from continuing operations	4,395,693	(2,684,463)

Discontinued operations:
Gain from operations of discontinued component, net of taxes	318,910	-

Net income (loss)	4,714,603	(2,684,463)
Net loss (income) attributable to noncontrolling interest	(31,472)	640,693
Net income (loss) attributable to Aoxin Tianli Group Inc. common stockholders	4,683,131	(2,043,770)

Other comprehensive income:
Unrealized foreign currency translation adjustment	13,625	1,436,681

Comprehensive income	$4,696,756	$(607,089)

Earnings (losses)per share attributable to Aoxin Tianli Group Inc. common stockholders- basic and diluted:
Weighted-average shares outstanding, basic and diluted	21,828,292	11,657,750

Continuing operations - Basic & diluted	$0.20	$(0.18)
Discontinued operations - Basic & diluted	$0.01	$-

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$4,714,603	$(2,684,463)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	3,722,671	3,630,414
Amortization of prepaid expenses	397,321	352,513
Amortization of long-term prepaid expenses	223,408	84,932
Bad debt expense	(59,840)	14,198
Stock-based compensation	18,700	6,900
Subsidy income	(449,277)	-
Impairment loss at inventory	8,972	84,800
Loss from farm shutdown	-	1,490,034
Impairment loss at construction in progress	-	38,769
Loss from disposal of fixed assets	9,977	-
Loss from disposal of biological assets	82,034	-
Gain from disposal of subsidiaries	(318,910)	-
Changes in operating assets and liabilities:
Notes receivable	423,232	-
Accounts receivable	(1,347,731)	(102,462)
Inventories	2,336,942	(1,005,268)
Advances to suppliers	703,500	(1,399,156)
Prepaid expenses	(348,734)	(271,300)
Other receivables	2,002,065	(957,900)
Long-term prepaid expenses	(172,458)	-
Accounts payable and accrued payables	1,479,666	(145,910)
Advances from customers	(638,046)	-
Deferred income	(81,391)	-
Special payables	81,391	-
Other payables	(896,639)	750,889
Total adjustments	7,176,853	2,571,453
Net cash provided by (used in) operating activities from continuing operations	11,891,456	(113,010)
Net cash provided by operating activities from discontinued operations	110,940	-
Net cash provided by (used in) operating activities	12,002,396	(113,010)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of noncontrolling interest	(1,083,100)	-
Cash paid for acquisitions	(6,594,555)	-
Proceeds from disposal of subsidiaries	3,980,106	-
Proceeds from disposal of fixed assets	7,814	-
Proceeds from collection of loan receivable from related party	1,139,471	-
Purchase of biological assets	-	(127,187)
Investment in construction in progress	(658,959)	(50,238)
Purchase of plant and equipment	(8,606,643)	(573,134)
Net cash used in investing activities	(11,815,866)	(750,559)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase at restricted cash	-	807,689
Proceeds from capital contribution	33,800,000	3,201,600
Due to (from) related party	209,433	(32,308)
Repayment of short-term loans	(7,650,736)	(7,228,818)
Proceeds from short-term loans	2,409,168	6,299,976
Net cash provided by financing activities	28,767,865	3,048,139

EFFECT OF EXCHANGE RATE CHANGES ON CASH	81,780	425,919

NET INCREASE IN CASH	29,036,175	2,610,489

CASH, BEGINNING OF PERIOD	10,087,694	7,477,205

CASH, END OF PERIOD	$39,123,869	$10,087,694

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$618,915	$385,883
Income tax paid	$255,168	$-

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Property purchase with prepayments made through due from related party	$4,725,780	$-
Acquisition payments made through issuances of shares	$9,909,742	$-